UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2017

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal, Suite 1500 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

312-517-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 21, 2017, Gogo Inc. (the “Company”) announced that it has appointed Barry Rowan as Executive Vice President, Finance, effective April 24, 2017. In addition, effective immediately following the filing of the Company’s quarterly report on Form 10-Q for the first quarter ended March 31, 2017 (the “Effective Date”), which is scheduled to occur on May 4, 2017, Mr. Rowan will become Executive Vice President and Chief Financial Officer of the Company. Mr. Rowan, 60, previously served as Executive Vice President and Chief Financial Officer of Cool Planet Energy Systems from March 2013 to April 2017, as Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Vonage Corporation from 2010 to 2013, and as Executive Vice President, Chief Financial Officer and Treasurer for Nextel Partners from 2003 to 2006. Mr. Rowan has no family relationships with any of our directors or executive officers. There are no relationships between the Company or its subsidiaries, on one hand, and Mr. Rowan, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, the Company has entered into an employment agreement with Mr. Rowan. The employment agreement sets Mr. Rowan’s annual base salary at $450,000, which salary shall be reviewed at least annually. The employment agreement specifies that Mr. Rowan is eligible for an annual bonus with a target of 75% of base salary, with the amount of such bonus to be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Mr. Rowan’s employment agreement also provides that he is eligible to participate in all normal Company benefits, including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms of such arrangements.

Mr. Rowan’s employment is for no specific term and either the Company or Mr. Rowan may terminate Mr. Rowan’s employment at any time, with or without cause. If Mr. Rowan’s employment is terminated by the Company without cause or if Mr. Rowan resigns for good reason, Mr. Rowan will be entitled to (i) continuation of his base salary for 12 months following his termination, (ii) reimbursement for COBRA premiums due to maintain substantially equivalent health insurance coverage for 12 months following his termination, (iii) payment of any earned but unpaid salary, (iv) payment of any business expenses incurred but not reimbursed and (v) payment of any approved but unpaid bonus award. The payment of (i) above shall be contingent on Mr. Rowan executing a general release of all claims against the Company. Mr. Rowan is subject to non-competition and non-solicitation covenants for one year after leaving the employment of the Company.

Mr. Rowan will receive a starting bonus of $100,000, which is subject to repayment if Mr. Rowan’s employment terminates prior to April 24, 2018. The Company will also provide Mr. Rowan with relocation benefits and a temporary housing allowance. Subject to the approval of the Compensation Committee, Mr. Rowan will receive an equity award consisting of (i) 200,000 options to purchase Company common stock and 40,000 restricted stock awards, each vesting in four equal annual installments beginning on the first anniversary of the grant date, and (ii) 20,000 performance stock units and 100,000 options to purchase Company common stock, each vesting in four equal annual installments beginning on the first anniversary of the grant date but subject to the additional vesting condition that the closing price of Company common stock equal or exceed $25 per share for 30 consecutive trading days at some time during the four years following the date of grant. Subject to the approval of the Compensation Committee of the Board of Directors of the Company, Mr. Rowan will also be eligible to participate in the Company’s annual equity award program.

The Company has also entered entered into a change in control agreement with Mr. Rowan to assure him that he will be protected in the event of a change in control of the Company. Under the agreement, Mr. Rowan is entitled to receive severance benefits of 18 months of base salary and target bonus, as well as reimbursement of COBRA premiums payable to maintain substantially equivalent health insurance coverage during the severance period, in each case, if he is terminated by the Company without cause or the executive resigns with “good reason” within two years following a change in control. Additionally, upon such termination, any unvested stock options and service-based equity awards would immediately become vested and exercisable, and any unvested performance-based equity awards would vest or be forfeited based on the satisfaction of the applicable performance goals to the same extent as if Mr. Rowan’s services to the Company had not ended.

On the Effective Date and as previously announced, Norman Smagley will step down from his positions as Executive Vice President and Chief Financial Officer of the Company and will continue to serve as Senior Finance Advisor through December 31, 2017.

A copy of the Company’s press release regarding these events is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description

99.1	Press Release dated April 21, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Marguerite M. Elias
Marguerite M. Elias
Executive Vice President, General Counsel and Secretary

Date: April 21, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 21, 2017